Exhibit 99.1

NPS ANNOUNCES POSITIVE PHASE III STUDY RESULTS FOR PREOS® IN WOMEN WITH OSTEOPOROSIS

TOP Study Meets Primary Endpoint of Vertebral Fracture Reduction Company to File NDA Later This Year

Salt Lake City, Utah — March 30, 2004 — NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) announced today that its pivotal Phase III study of PREOS successfully met the primary endpoint of reducing the incidence of new or worsened vertebral fractures in postmenopausal women with mild to moderate osteoporosis, and that the company is proceeding with plans to submit an application later this year to the U.S. Food and Drug Administration for approval to market the drug.

PREOS is recombinant human parathyroid hormone (PTH), which has been shown in previous human studies and animal tests to stimulate bone turn-over processes, resulting in a net increase in healthy, fracture-resistant bone.

TOP Study Design

The PREOS Phase III study, known as TOP (Treatment of Osteoporosis with PTH), was a multi-center, randomized, double-blind, placebo-controlled clinical trial designed to evaluate the potential of PTH to reduce the risk of vertebral fracture in women who represent a broad population of osteoporosis patients. Investigators at 152 clinical centers worldwide enrolled approximately 2,600 postmenopausal women with osteoporosis who were not required to have a disease-related vertebral fracture prior to entering the trial, but were required to have osteoporosis as defined by low bone mineral density (BMD). The average pre-trial vertebral T-score of study participants was -3.0, meaning an average BMD measurement of three standard deviations below the mean BMD of healthy young women. Most study participants (81%) did not have a vertebral fracture prior to entering the study.

Patients in the study were randomized to receive either a daily subcutaneous injection of 100 micrograms of PREOS or a placebo, plus daily supplements of calcium (700 milligrams) and vitamin D (400 IU) over a period of 18 months. Approximately 1,700 TOP study participants have enrolled to receive PREOS as part of an ongoing open label extension study known as OLES.

The primary endpoint in the TOP study was a reduction in the incidence of new or worsened vertebral fractures in patients receiving PREOS, compared to patients who received a placebo. Secondary endpoints in the study included evaluation of fractures at bone sites other than the spine, changes in BMD, and other measures of new bone growth and quality.

TOP Study Findings

An analysis of all patients receiving at least one dose of PREOS or placebo showed a statistically significant (p-value = 0.001) reduction in the relative risk of vertebral fractures for patients in the treatment group, compared to the placebo group. The rate of vertebral fractures in the placebo group was 3.4 percent (42 new vertebral fractures), consistent with mild to moderate disease severity, while the rate of vertebral fractures in the PREOS-treated group was 1.4 percent (17 new vertebral fractures and one worsened vertebral fracture), demonstrating a 59 percent relative reduction in vertebral fracture risk. A 68 percent relative reduction in vertebral fracture risk (p-value = 0.006) was achieved in patients treated with PREOS who entered the trial without a previous fracture. At month twelve, patients who had taken daily PREOS, calcium, and vitamin D had a 60 percent reduction in the relative risk of new vertebral fractures, though this finding was not statistically significant (p-value = 0.122). Overall, patients treated with PREOS in the TOP study had fewer total fractures at non-vertebral sites compared to placebo patients, but these differences were not statistically significant. Subgroup analysis with regard to these measurements and other clinical endpoints is ongoing.

The average change in vertebral BMD in all patients receiving at least one dose of PREOS was 7 percent relative to placebo patients (p-value < 0.001). Other measures of bone growth and quality were positive and consistent with previous human clinical trial results with PREOS.

The percentage of patients experiencing adverse events and serious adverse events was comparable in the PREOS-treated and placebo groups, and consistent with previous studies. The two most frequent adverse events in the PREOS group were elevated levels of serum and urine calcium, which were generally consistent with observations from the PREOS Phase II study. In the majority of patients with elevated levels of serum or urine calcium these values returned to normal upon retest or upon entering an algorithm that allowed for a reduction of the daily calcium supplement or study drug, as is customary in other studies of PTH-related compounds. Other frequent side effects included headaches, nausea, dizziness and vomiting. Approximately 9 percent of patients receiving PREOS dropped out of the study as a result of elevated levels of serum or urine calcium, or due to headaches, nausea, dizziness, or vomiting, while about 2 percent of placebo patients dropped out due to one or more of these side effects. Approximately 16 percent of PREOS-treated patients dropped out of the TOP study due to any side effect, compared to approximately 10 percent of patients in the placebo group.

These findings represent an initial analysis of results from the TOP study. Investigators from the TOP study will present more complete trial results at appropriate scientific meetings and in peer-reviewed publications.

Clinical Significance of TOP Study Findings

Robert Lindsay, M.D., Chief of Medicine at Helen Hayes Hospital, Professor of Medicine at Columbia University, and head of the independent data and safety monitoring board for the TOP study, stated: “The TOP study findings are encouraging and indicate that this drug can build healthy new bone and prevent the occurrence of first-time vertebral fractures in women with mild to moderate osteoporosis. The findings are particularly important because once people have suffered the first fracture they are at significantly higher risk for additional fractures. Avoiding the first fracture is therefore an important clinical goal, and the TOP study indicates the need to build bone in women with low BMD in order to accomplish this.”

Alan Rauch, M.D., Chief Medical Officer at NPS, said: “We are very pleased with the results of the TOP study. We believe that the reduction in fracture risk seen in this study suggests that PREOS promises to be an effective alternative for physicians when choosing appropriate therapies for their patients who have mild osteoporosis, as well as in patients with more serious disease. We will continue to analyze the large amount of data collected in the TOP study as we prepare our NDA submission so that we will have a thorough understanding of how PREOS may best be used.”

Ongoing Clinical Trials with PREOS

NPS is continuing to evaluate the use of PREOS in patients participating in the open label extension of the TOP study, and data from the POWER (PTH in Osteoporotic Women on Estrogen Replacement) study of PTH combined with estrogen replacement therapy and the NIH-sponsored two-year PaTH (PTH and alendronate) study.

Conference Call Information

NPS will host a conference call today at 8:30 a.m., EST, to discuss these findings. To participate in the call, dial (800) 374-0232 and use confirmation code 6400995. International callers may dial (706) 634-6338, using the same confirmation code. In addition, live audio of the conference call will be simultaneously broadcast over the Internet and may be accessed under the Investor Relations page, Calendar of Events section of the company’s web site (www.npsp.com). Please click on the webcast link and follow the prompts for registration and access.

If you are unable to participate in the live call, a replay will be available at (800) 642-1687 (with confirmation code 6400995) until midnight, EST, April 6, 2004. International callers may access the replay by dialing (706) 645-9291, using the same confirmation code. The webcast will also be available on the NPS website for the same period of time.

About NPS Pharmaceuticals

NPS discovers, develops and intends to commercialize small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company has drug candidates in various stages of clinical development backed by a strong discovery research effort. Additional information is available on the company’s website, http://www.npsp.com.

Safe Harbor Statement

Note: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include those regarding the likelihood that PREOS will be an appropriate therapy for patients who have osteoporosis of mild to moderate severity; our intent to file an NDA for PREOS later this year; and our intent to commercialize small molecules and recombinant proteins as drugs. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: we may not be able to collect, assemble and analyze data from the PREOS trials in a timely manner; the data from the TOP study may not justify filing an NDA for PREOS; we have never filed an NDA and may not be able to do so in a timely manner; we do not have and may never develop any products that generate revenues; our product candidates may not prove to be safe or efficacious; the FDA may delay approval or may not approve any of our product candidates; current collaborators or partners may not devote adequate resources to the development and commercialization of our licensed drug candidates which would prevent or delay introduction of drug candidates to the market; we may be unable to generate adequate sales and marketing capabilities to effectively market and sell our products; failure to secure adequate manufacturing and storage sources for our products could result in disruption or cessation of our clinical trials and eventual commercialization of such products; and we may not have or be able to secure sufficient capital to fund development and commercialization of our product candidates. All information in this press release is as of March 30, 2004, and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10K/A for the year ended December 31, 2003.